Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 033-64369 and 333-129023) and Form S-8 (No. 333-02007, 333-36610, and 333-174667) of Juniata Valley Financial Corp. of our report dated March 25, 2026, relating to the consolidated financial statements included in this Annual Report on Form 10-K.

/s/ Crowe LLP

Washington, D.C.

March 25, 2026